UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

As you are likely aware, the 2015 annual meeting of stockholders for SL Green Realty Corp. is scheduled for June 4, 2015.  We are writing to you to encourage you to vote “FOR” our “Say-on-Pay.” While ISS has recommended in favor of the election of each of our directors, they have recommended an AGAINST vote with regard to our Say-on-Pay despite our scoring a “Low Concern” on ISS’s own pay-for-performance quantitative tests, which is the best possible rating on these tests.  Needless to say, we are very disappointed in the ISS recommendation as we feel strongly that ISS failed to appropriately credit us with the following accomplishments:

•                  Superior Long-Term Total Return To Stockholder Performance

•                  One Year — 31.4% TRS.

•                  Three Years — 87.8% TRS.

•                  Five years — 152.7% TRS.

•                  Fifteen years — 789.4% TRS.

•                  Alignment of CEO Compensation with Stockholders’ Interests

•                  Only 13% of CEO 2014 total compensation was paid in cash (most of which was tied to specific performance metrics).

•                  The remaining 87% of CEO 2014 total compensation was paid in equity of which approximately 48% is based on future performance.  (The percentage of future performance based equity will increase significantly in 2015 with conversion of the employment contract awards to 100% performance based, as described below.)

•                  Stockholder Engagement - We have regularly engaged in stockholder outreach programs with the primary purpose of listening to your thoughts on our compensation program.  In the past few years, as a result of such outreach programs and ongoing discussions with investors, we have made the following adjustments to our programs (among many others):

•                  Implemented a formulaic annual cash bonus program creating transparency and more effectively linking pay-to-performance.

•                  Increased the percentage of our equity grants that is based on future performance and increased the hurdles on each of the performance metrics.

•                  Subjected 100% of future contract equity awards for CEO and President to performance-based vesting hurdles (beginning in 2015).

•                  Implemented robust stock ownership guidelines (8X salary for CEO).

•                  Implemented clawback policy for incentive payments.

•                  Eliminated all tax gross-up and single trigger provisions.

•                  Third-Party Validation of Franchise Strength

•                  Investment grade ratings on unsecured debt from Standard & Poor’s, Moody’s and Fitch.

•                  SL Green Realty Corp. added to the S&P 500 Index.

We are aware that proxy season is a very busy time for our investors, and it is not always feasible to discuss these matters on a personalized basis.  However, your vote is very important to us and we would appreciate the opportunity to discuss why we believe you should vote in favor of our Say-on-Pay.

Sincerely,

/s/ Andrew Levine

Andrew Levine
Chief Legal Officer and General Counsel